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                                                                  Exhibit 5


                                                                          , 2001

                [Letterhead of Simpson Thacher & Bartlett]


ARAMARK Worldwide Corporation
ARAMARK Tower
1101 Market Street
Philadelphia, Pennsylvania 19107

Ladies and Gentlemen:

   We have acted as counsel to ARAMARK Worldwide Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed
issuance by the Company of up to      shares of Class A-1 Common Stock,
shares of Class A-2 Common Stock,      shares of Class A-3 Common Stock,
shares of Class B-1 Common Stock,      shares of Class B-2 Common Stock and
     shares of Class B-3 Common Stock, each par value $0.01 per share and the related rights to acquire Series C Junior Participating Preferred Stock pursuant to the Company's rights plan (collectively, the "Shares"), pursuant to
an Agreement and Plan of Merger dated as of     , 2001 (the "Merger
Agreement"), among the Company and ARAMARK Corporation ("ARAMARK") pursuant to which, among other things, ARAMARK will merge with and into the Company, with the Company surviving (the "Merger").

   We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) forms of the share certificates, which have been filed with the Commission as exhibits to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon the certificates of public officials and of officers and representatives of the Company.

   In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

   Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when (1) the Board of Directors of the Company (the "Board") has taken all necessary corporate action to authorize and approve the issuance of the Shares in accordance with the Merger Agreement,
(2) the stockholders of ARAMARK and the Company have adopted the Merger Agreement and (3) the Shares have been issued in accordance with the Merger Agreement upon consummation of the Merger, the Shares will be validly issued, fully paid and nonassessable.

   We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

   We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement.

                                        Very truly yours,